Exhibit 5.1

July 30, 2021

Lordstown Motors Corp.

2300 Hallock Young Road

Youngstown, Ohio 44481

Ladies and Gentlemen:

We have acted as counsel to Lordstown Motors Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the offer and sale of up to 35,144,690 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Stockholder”), which consist of (i) 371,287 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder for its irrevocable commitment to purchase shares of Common Stock under that certain equity purchase agreement, dated as of July 23, 2021, by and between the Company and the Selling Stockholder (the “Purchase Agreement”) and (ii) 34,773,403 shares of Common Stock (the “Purchase Shares”) that may be offered to the Selling Stockholder from time to time as set forth in the Purchase Agreement.

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company to the Selling Stockholder pursuant to the terms of the Purchase Agreement as described in the Registration Statement and the Prospectus included therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promogulated thereunder.

Very truly yours,
/s/ Baker & Hostetler LLP